Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Members of

AST & Science, LLC

Midland, TX

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of AST & Science, LLC and Subsidiaries (the “Company”) as of December 31, 2020 and 2019, the related consolidated statements of operations, comprehensive loss, redeemable convertible preferred stock and members’ equity and cash flows for the years then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ BDO USA LLP

We have served as the Company’s auditor since 2017.

Fort Lauderdale, FL

February 26, 2021

1

AST & SCIENCE LLC AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (dollars in thousands, except per share data)

	As of December 31,
	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$42,777	$26,498
Accounts receivable, net	2,081	328
Inventory	2,591	182
Prepaid expenses	1,249	445
Other current assets	2,234	286
Total current assets	50,932	27,739

Property and equipment:
BlueWalker 3 Satellite – construction in progress	27,013	2,097
Property and equipment, net	10,057	1,685
Total property and equipment, net	37,070	3,782

Other long-term assets:
Operating lease right-of-use assets	7,045	—
Intangible assets, net	526	672
Goodwill	3,912	3,593
Other assets and deposits	160	162
Total other long-term assets, net	11,643	4,427
TOTAL ASSETS	$99,645	$35,948

LIABILITIES AND MEMBERS’ EQUITY
Current liabilities:
Accounts payable	$4,990	$1,552
Accrued expenses and other current liabilities	4,222	1,948
Deferred revenue	3,401	949
Note payable to Founder	—	1,750
Current operating lease liabilities	504	—
Total current liabilities	13,117	6,199

Non-current operating lease liabilities	6,541	—
Total liabilities	19,658	6,199

Commitments and Contingencies (Note 6)

Members’ equity:
Series A convertible preferred stock, $0.01 par value, authorized 684,932 shares, 684,932 shares issued and outstanding as of December 31, 2020 and 2019 (liquidation preference of $20,000 at December 31, 2020 and 2019)	9,394	9,394
Series B convertible preferred stock, $0.01 par value per share - 2,765,027 and 1,995,810 shares authorized as of December 31, 2020 and 2019, respectively; 2,765,027 and 773,376 shares issued and outstanding as of December 31, 2020 and 2019, respectively (liquidation preference of $119,636 and $31,520 at December 31, 2020 and 2019, respectively)	102,717	28,847
Members’ common equity, 10,000,000 shares authorized as of December 31, 2020 and 2019; 5,500,840 and 5,500,000 issued and outstanding as of December 31, 2020 and 2019, respectively	5,462	5,171
Promissory note from common shareholder	—	(100)
Accumulated other comprehensive income (loss)	(168)	(329)
Accumulated Deficit	(39,908)	(15,847)
Noncontrolling interest	2,490	2,613
Total members’ equity	79,987	29,749
TOTAL LIABILITIES AND MEMBERS’ EQUITY	$99,645	$35,948

See accompanying notes to the consolidated financial statements

2

AST & SCIENCE LLC AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 2020 and 2019 (dollars in thousands, except per share data)

	2020	2019
Revenues	$5,967	$1,414
Cost of sales	(3,025)	(954)
Gross profit	2,942	460

Operating expenses:
Engineering services	13,081	4,668
General and administrative costs	12,320	5,404
Research and development costs	1,011	1,062
Depreciation and amortization	887	388
Total operating expenses	27,299	11,522

Other income and expense:
Interest income	71	2
Interest expense	(10)	(22)
Other income and (expense), net	22	(15)
Total other income (expense)	83	(35)
Net loss before income taxes	(24,274)	(11,097)
Income taxes	(131)	(44)
Net loss	(24,405)	(11,141)
Add: Net loss attributable to noncontrolling interests	344	256
Net loss attributable to AST&Science	$(24,061)	$(10,885)
Cumulative convertible preferred stock dividends	$(8,290)	$(523)
Income available to common shareholders	$(32,351)	$(11,408)
Basic and diluted net loss per share	$(5.88)	$(2.07)
Basic and diluted shares used in computing net loss per share	5,500,404	5,500,000

See accompanying notes to the consolidated financial statements

3

AST & SCIENCE LLC AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS FOR THE YEARS ENDED DECEMBER 31, 2020 and 2019 (dollars in thousands, except per share data)

	2020	2019
Net loss	$(24,405)	$(11,141)
Foreign currency translation adjustments	382	(145)
Comprehensive loss	(24,023)	(11,286)
Comprehensive loss attributable to noncontrolling interest:
Add: Net loss attributable to noncontrolling interests	344	256
Foreign currency translation adjustments	(221)	65
Comprehensive loss attributable to AST&Science	$(23,900)	$(10,965)

See accompanying notes to the consolidated financial statements

4

AST & SCIENCE LLC AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND MEMBERS’ EQUITY (dollars in thousands)

	Series B Redeemable Preferred Stock		Series A Preferred Stock		Series B Preferred Stock		Common Equity		Promissory Note from Common	Accumulated Other Comprehensive	Accumulated	Noncontrolling	Total
	Shares	Values	Shares	Values	Shares	Values	Shares	Values	Shareholder	Loss	Deficit	Interest	Equity
Balance, December 31, 2018	—	$—	684,932	$9,394	—	$—	5,500,000	$5,039	$(100)	$(249)	$(4,962)	$2,934	$12,056
Issuance of Series B Convertible Preferred Stock, net of issuance costs of $2,153	—	—	—	—	773,376	28,847	—	—	—	—	—	—	28,847
Stock-based compensation	—	—	—	—	—	—	—	132	—	—	—	—	132
Unrealized foreign currency translation adjustments	—	—	—	—	—	—	—	—	—	(80)	—	(65)	(145)
Net income (loss)	—	—	—	—	—	—	—	—	—	—	(10,885)	(256)	(11,141)
Balance, December 31, 2019	—	$—	684,932	$9,394	773,376	$28,847	5,500,000	$5,171	$(100)	$(329)	$(15,847)	$2,613	$29,749
Stock options exercised	—	—	—	—	—	—	840	1	—	—	—	—	1
Issuance of Series B Redeemable Convertible Preferred Stock, net of issuance costs of $5,889	1,966,704	72,944	—	—	—	—	—	—	—	—	—	—	—
Issuance of Series B Convertible Preferred Stock, net of issuance costs of $69	—	—	—	—	24,947	926	—	—	—	—	—	—	926
Modification upon amendment of Series B Convertible Preferred Stock	(1,966,704)	(72,944)	—	—	1,966,704	72,944	—	—	—	—	—	—	72,944
Payment of Promissory Note by Common Shareholder	—	—	—	—	—	—	—	—	100	—	—	—	100
Stock-based compensation	—	—	—	—	—	—	—	290	—	—	—	—	290
Unrealized foreign currency translation adjustments	—	—	—	—	—	—	—	—	—	161	—	221	382
Net income (loss)	—	—	—	—	—	—	—	—	—	—	(24,061)	(344)	(24,405)
Balance, December 31, 2020	—	$—	684,932	$9,394	2,765,027	$102,717	5,500,840	$5,462	$—	$(168)	$(39,908)	$2,490	$79,987

See accompanying notes to the consolidated financial statements

5

AST & SCIENCE LLC AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED DECEMBER 31, 2020 and 2019 (dollars in thousands)

	2020	2019
Cash flows from operating activities:
Net loss	$(24,405)	$(11,141)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation	670	174
Amortization of intangible assets	217	214
Non-cash operating lease expense	219	—
Stock-based compensation	290	132
Changes in operating assets and liabilities:
Accounts receivable	(1,568)	118
Prepaid expenses and other current assets	(1,485)	(159)
Inventory	(2,236)	(148)
Accounts payable and accrued expenses	3,476	881
Operating lease liabilities	(219)	—
Deferred revenue	2,235	595
Other current assets and current liabilities	6	34
Net cash used in operating activities	(22,800)	(9,300)

Cash flows from investing activities:
Purchase of property and equipment	(8,123)	(1,557)
Purchase of intangible asset	(23)	—
BlueWalker 3 Satellite – construction in process	(22,265)	(2,097)
Net cash used in investing activities	(30,411)	(3,654)

Cash flows from financing activities:
Proceeds from Founder bridge loan	—	1,750
Repayment for Founder bridge loan	(1,750)	—
Proceeds from issuance of Series B Redeemable Preferred Stock	78,833	—
Issuance costs from issuance of Series B Redeemable Preferred Stock	(5,889)	—
Proceeds from issuance of Series B Preferred Stock	1,000	31,000
Issuance costs from issuance of Series B Preferred Stock	(1,856)	(371)
Proceeds from promissory note with common shareholder	100	—
Direct and incremental costs incurred for the merger with NPA	(775)	—
Net cash provided by financing activities	69,663	32,379

Effect of exchange rate changes on cash	(173)	(46)

Net increase in cash and cash equivalents	16,279	19,379
Cash and cash equivalents, beginning of period	26,498	7,119
Cash and cash equivalents, end of period	$42,777	$26,498

Supplemental disclosure of cash flow information:
Non-cash investing activities:
Purchase of accrued construction in process	2,615	—
Purchase of accrued property and equipment	794	—
Right-of-use assets obtained in exchange for operating lease liabilities as of January 1, 2020 upon adoption of ASC 842	6,472	—
Right-of-use assets obtained in exchange for operating lease liabilities	734	—
Non-cash financing activities:
Accrued direct and incremental costs incurred for the merger with NPA	376	—
Transaction costs accrued in connection with issuance of Series B Preferred Stock	—	1,782
Cash paid during the fiscal year for:
Interest	25	7
Income taxes	134	6

See accompanying notes to the consolidated financial statements

6

AST & Science LLC and Subsidiaries

Notes to Consolidated Financial Statements

As of and for the Years Ended 2020 and 2019

1.	Nature of Business and Basis of Presentation

Nature of Business

AST & Science LLC and its subsidiaries (“AST” or the “Company”) is an innovative satellite designer and manufacturer. AST is currently in the process of testing, developing and building its BlueWalker 3 test satellite in advance of manufacturing and launching the first space based global cellular network distributed through a constellation of Low Earth Orbit Satellites (the “AST Satellite Constellation”). Once deployed and operational, the AST Satellite Constellation will provide connectivity directly to standard/unmodified cellular phones or any 2G/3G/4G LTE/5G and IoT-enabled device (the “SpaceMobile Service”). The SpaceMobile Service will be made available to cellular subscribers and others through wholesale commercial roaming agreements with cellular service providers on a global basis.

The Company operates from six locations that include its corporate headquarters and 85,000 square foot satellite assembly, integrating and testing facility in Midland, Texas, as well as operations in Maryland, Spain, the United Kingdom, and Israel. In addition, its 51% owned and controlled subsidiary, NanoAvionika, is located in Lithuania. The accounts of all entities wholly owned by AST are fully consolidated and all intercompany balances are eliminated. NanoAvionika, AST’s only non-wholly owned subsidiary, is also fully consolidated, with all intercompany balances eliminated. NanoAvionika’s non-controlling equity interest and related losses are presented separately in the accompanying financial statements.

There continues to be uncertainties regarding the pandemic of the novel coronavirus (“COVID-19”), and the Company is closely monitoring the impact of COVID-19 on all aspects of its business, including how it will impact its customers, employees, suppliers, vendors, and business partners. Any estimates made herein may change as new events occur and additional information is obtained, and actual results could differ materially from any estimates made herein under different assumptions or conditions. The Company has evaluated the impact of the COVID-19 pandemic for the year ended December 31, 2020 and has not realized a material impact to the Company’s technology development efforts or operations. The Company is unable to predict the impact that COVID-19 may have on its financial position and operations moving forward due to the numerous uncertainties. The Company will continue to assess the evolving impact of COVID-19.

CARES Act

On March 27, 2020, former President Trump signed into law the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”). The CARES act was enacted as a response to the COVID-19 outbreak discussed above and is meant to provide companies with economic relief. The CARES Act, among other things, includes provisions relating to refundable payroll tax credits, deferment of employer side social security payments, net operating loss carryback periods, alternative minimum tax credit refunds, modifications to the net interest deduction limitations, increased limitations on qualified charitable contributions, and technical corrections to tax depreciation methods for qualified improvement property.

The impact of the CARES Act on the Company’s financial position and statement of operations was immaterial as of December 31, 2020. The Company has not incurred any indebtedness with respect to loans available under the CARES Act, and given the Company is not taxable, the tax implications of the CARES Act do not apply. The Company will continue to assess the evolving impact of the CARES Act.

Basis of Presentation

The accompanying financial statements are prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and intercompany transactions are eliminated during consolidation.

The Company has incurred recurring losses since its inception, including net losses of $24.4 million and $11.1 million for the years ended December 31, 2020 and 2019, respectively.

7

1.	Nature of Business and Basis of Presentation (cont.)

As of December 31, 2020, the Company held cash and cash equivalents of $42.8 million. Management believes that its cash and cash equivalents on hand as of December 31, 2020 will be sufficient to continue funding the Company’s increased operations through at least one year from the date these financial statements are available to be issued. The Company’s success is dependent upon its ability to continue to raise capital in order to fund ongoing research and development, successfully commercialize its products, generate revenue, meet its obligations, and ultimately obtain profitable operations. The Company will seek additional financing to continue to fund its research and development efforts and the capital required to fund the AST Satellite Constellation. The ability of the Company to secure this additional capital cannot be assured.

2.	Summary of Significant Accounting Policies

Goodwill

The Company evaluates goodwill for impairment annually, or more frequently if events or changes in circumstances indicate that the goodwill may be impaired. Goodwill is tested at the reporting unit level, which is considered an operating segment or one level below an operating segment. The Company has two reporting units: AST and Nano. However, given no goodwill has been allocated to the AST reporting unit, the Company identifies Nano as the sole reporting unit for purposes of goodwill impairment testing.

Our annual goodwill impairment test is based on either a qualitative or quantitative assessment. We have the option to perform a qualitative assessment to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If management determines this is the case, we are required to perform a quantitative assessment. A quantitative assessment is an analysis of the fair value of the reporting unit compared to its carrying value. A goodwill impairment charge is recorded for the amount by which the carrying amount exceeds the reporting unit’s fair value. The Company performs the annual goodwill impairment test during the fourth quarter each year. There were no impairment charges for goodwill recognized for the years ended December 31, 2020 and 2019.

Long-Lived Assets

Long-lived assets, except for goodwill, consist of property and equipment and finite-lived acquired intangible assets, such as developed technology and tradenames. Long-lived assets, except for goodwill, are tested for recoverability whenever events or changes in business circumstances indicate that the carrying amount of the asset may not be fully recoverable. The Company continually evaluates whether events or circumstances have occurred that indicate that the estimated remaining useful life of long-lived assets and finite-lived intangible assets may warrant revision or if events or circumstances indicate that the carrying value of these assets may be impaired. To compute whether assets have been impaired, the estimated undiscounted future cash flows for the estimated remaining useful life of the assets are compared to the carrying value. To the extent that the future cash flows are less than the carrying value, the assets are written down to the estimated fair value of the asset. There were no impairment charges for long-lived assets recognized for the years ended December 31, 2020 and 2019.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses, and the disclosure of contingent assets and liabilities as of and during the reporting period. The Company bases its estimates and assumptions on historical experience when available and on other market-specific or other relevant assumptions that it believes to be reasonable under the circumstances. Significant estimates and assumptions reflected in these financial statements include, but are not limited to, useful lives assigned to property and equipment, the fair values of common stock and preferred stock, valuation and impairment of goodwill and intangible assets, and equity-based compensation expense. The Company assesses estimates on an ongoing basis; however, actual results could materially differ from those estimates.

8

Cash and Cash Equivalents

The Company’s cash and cash equivalents consist of cash maintained within standard checking accounts for its operating subsidiaries and an interest bearing Money Market Demand and Deposit account with JPMorgan Chase Bank, N.A. (the “Chase Bank”) (“Chase Bank Investment Account”). The Company considers all highly liquid investments with a maturity date of 90 days or less at the date of purchase to be cash equivalents.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to significant concentration of credit risk consist primarily of cash and cash equivalents, and trade receivables. The Company maintains its cash in accounts at financial institutions that, at times, may exceed federally insured limits. The cash balances in these financial institutions are insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $250,000. The Company may deposit cash at institutions that are not insured by the FDIC, which is limited to its foreign subsidiaries. The Company manages credit risk by reviewing the counterparties’ credit at least quarterly.

Our subsidiary, NanoAvionika, typically derives its revenue from a small number of customers. Two customers accounted for approximately 76% of the Company’s trade receivables as of December 31, 2020, and two customers accounted for approximately 24% of the Company’s trade receivables as of December 31, 2019. Three customers accounted for approximately 50% of the Company’s revenue as of December 31, 2020, and two customers accounted for approximately 28% of the Company’s revenue as of December 31, 2019. Credit risk on accounts receivable is minimized given the research and development stage of the Company, and the fact that its primary business focus is to manufacture and launch its test satellites as opposed to entering into revenue transactions with customers in the short term.

Inventory

Inventories are carried at the lower of cost or net realizable value. Cost is determined by the first-in first-out (FIFO) method. The cost of construction in progress comprises raw materials, satellite componentry, direct labor, and other direct engineering costs. No reserve for excess and/or obsolete inventory was recognized in the periods presented.

Inventories consisted of the following at December 31, 2020 and 2019 (in thousands):

	December 31, 2020	December 31, 2019
Raw material	$2,285	$182
Work-in-process	306	—
Total	$2,591	$182

Property and Equipment

The Company records property and equipment at cost. Repairs and maintenance costs that do not extend the useful life or enhance the productive capacity of an asset are expensed as incurred and recorded as part of general and administrative operating expenses on the Consolidated Statement of Operations. Upon retirement or disposal of property and equipment, the Company derecognizes the cost and accumulated depreciation balance associated with the asset, with a resulting gain or loss from disposal included in the determination of net income or loss. Maintenance and repairs are charged to expense as incurred and any additions or improvements which extend the useful life of an asset or increase its productive capacity are capitalized. Depreciation expense is computed using the straight-line method over the estimated useful lives which the Company has assigned to its underlying asset classes, which are as follows:

Estimated Useful Life
Computers, software, and equipment	2 to 5 years
Leasehold improvements	Shorter of estimated useful life or lease term
Satellite antenna	5 years
Test and lab equipment	5 years
Phased array test facility	5 years
Assembly and integration equipment	5 years
Furniture and fixtures	7 years
Vehicles	5 years

9

Foreign Currency Translation

The financial statements of the Company’s foreign subsidiaries are translated from local currency into reporting currency, which is U.S. dollars, using the current exchange rate at the balance sheet date for assets and liabilities, and the weighted average exchange rate prevailing during the period for revenues and expenses. The functional currency for AST’s foreign subsidiaries is considered to be the local currency for each entity and, accordingly, translation adjustments for these subsidiaries are included in accumulated other comprehensive loss within members’ capital.

Realized and unrealized gains and losses resulting from foreign currency transactions denominated in currencies other than the functional currency are reflected as other income (expense), net in the consolidated statements of operations. Foreign currency translation gains and losses are recorded to other comprehensive income on the Company’s Consolidated Balance Sheets.

Fair Value Measurements

Certain assets and liabilities are carried at fair value under GAAP. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. A framework is used for measuring fair value utilizing a three-tier hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. Financial assets and liabilities carried at fair value are to be classified and disclosed in one of the following three levels of the fair value hierarchy, of which the first two are considered observable and the last is considered unobservable:

●	Level 1 — defined as observable inputs, such as quoted prices unadjusted in active markets for identical securities;

●	Level 2 — defined as inputs other than quoted prices included in Level 1 that are either directly or indirectly observable; and

●	Level 3 — defined as significant unobservable inputs in which little or no market data exists, therefore, requiring an entity to develop its own assumptions

The Company’s financial assets have been classified as Level 1. The carrying amounts of the Company’s financial assets (which include cash, cash equivalents, and accounts receivable) and liabilities (which include accounts payable) approximate fair value because of the short maturity of these instruments. No financial assets have been classified as Level 2 or Level 3.

Engineering Costs

Engineering costs are charged to expense as incurred. Engineering costs consist primarily of the expenses associated with our ongoing engineering efforts to establish technical feasibility of our products, as well as the cost of internal staff (such as engineers and consultants) to support these efforts. Currently, major engineering activities include procuring and manufacturing the satellite components required for the BW3 satellite. AST intends to assemble and test the BW3 satellite at its Midland, Texas facility during the first half of 2021. The BW3 is scheduled to be launched during the second half of 2021. Additionally, AST has established alternative uses (separate economic value) for BW3 and therefore, the hard costs (i.e., test equipment, antennas, sensors, cables, launch vehicles) and other nonrecurring costs solely associated with AST’s BW3 developments are capitalized to its construction in progress (“CIP”) account, and presented on its Consolidated Balance Sheets.

10

Research and Development Costs

Research and development costs are charged to expense as incurred. Research and development costs consist principally of non-recurring engineering developments in which the Company typically engages third party vendors, including materials and supplies, license costs, contract services, and other outside expenses. Costs for certain research and development activities are recognized in line with the completion of specific tasks using information from the Company’s vendors on their actual costs incurred. Payments for these activities are based on the terms of the individual arrangements, which may differ from the pattern of costs incurred, and reflected in the financial statements as prepaid or accrued research and development.

Government and Space Agency Grants

The Company’s subsidiary, NanoAvionika, receives grant funding in exchange for satellite technology development efforts made by the Company to the European Space Agency and other governmental bodies. If the Company fails to maintain required commitments, the funds received may have to be repaid or other adverse consequences may arise, which could affect our cash flows and profitability.

When the Company has been awarded grant funding, cost reimbursements are recognized when it is probable that the Company will comply with the conditions attached to the grant arrangement and the grant proceeds will be received. Grants are recognized in the Company’s results of operations on a systematic basis over the periods in which the Company recognizes the related costs for which the grant is intended to compensate. Specifically, when grants are related to reimbursements, the grants are recognized as a reduction of the related expense in the Company’s results of operations. For grants related to reimbursements of capital expenditures, the grants are recognized as a reduction of the basis of the asset and recognized in the Company’s results of operations over the estimated useful life of the depreciable asset as reduced depreciation expense. The Company recognized a reduction to cost of sales related to grants for a total of $0.3 million and $1.6 million for the years ended December 31, 2020 and 2019, respectively.

Income Taxes

AST & Science LLC and subsidiaries elected to be taxed as Limited Liability Companies which are treated as partnerships for federal and state income tax purposes. Accordingly, for federal and state income tax purposes, all income, losses, and other tax attributes pass through to the members’ income tax returns, and no provision for income taxes has been recorded for these entities in the consolidated financial statements. Notwithstanding its disregarded status, the Company does have controlling ownership interest in a Lithuanian subsidiary that is subject to foreign income taxes. None of the Company’s other subsidiaries were subject to material income tax consequences during the periods presented.

Convertible Preferred Stock

As of December 31, 2020 and 2019, the Company’s outstanding Series A and B Convertible Preferred Stock does not meet any of the criteria requiring presentation in mezzanine equity, and as such, the Preferred Stock will be presented in permanent equity. In February 2020, the Company issued Series B Preferred Stock to Rakuten Mobile Singapore Pte. Ltd. (“Rakuten”), which the Company classified within mezzanine equity as the redemption of the shares was outside of the control of the Company. In December 2020, the Rakuten Series B Preferred Stock was amended to remove the redemption feature, which triggered a reclassification from mezzanine equity to permanent equity. The amendment to the Rakuten Series B Preferred Stock is discussed further in Note 5.

11

Stock-Based Compensation

The Company estimates the grant date fair value of share-based awards to employees and to members of the Board of Directors using the Black-Scholes option-pricing model. Use of the Black-Scholes model requires the Company to make assumptions with respect to the expected term of stock options, the expected volatility of the common stock consistent with the expected life of the option, the expected volatility of the common stock consistent with the expected life of the option, risk-free interest rates and expected dividend yields of the common stock. For awards that vest based solely on achievement of a service condition, the Company recognizes expense on a straight-line basis over the period during which the award holder provides such services. For awards that vest based on both service and performance conditions, the Company recognizes expense using a graded method for such awards only to the extent it believes achievement of the performance conditions are probable. The Company recognizes forfeitures as they occur and reverses any previously recognized compensation cost associated with forfeited awards. The Company accounts for stock-based compensation for awards granted to nonemployees in a similar fashion to the way it accounts for stock-based compensation awards to employees.

Collaboration Arrangements

The Company considers the nature and contractual terms of an arrangement and assess whether the arrangement involves a joint operating activity pursuant to which it is an active participant and exposed to significant risks and rewards with respect to the arrangement. If the Company is an active participant and exposed to the significant risks and rewards with respect to the arrangement, it accounts for these arrangements pursuant to Accounting Standards Codification (“ASC”) Topic 808, Collaborative Arrangements, as amended by ASU 2018-18 (“ASC 808”), and applies a systematic and rational approach to recognize revenue (unless parts of the arrangement are within the scope of other authoritative accounting literature or can be appropriately analogized to other authoritative accounting literature).

Revenue Recognition

The Company recognizes revenue in accordance with Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (Topic 606) and its related amendments (collectively known as “ASC 606”). In accordance with ASC 606, revenue is recognized when a customer obtains control of promised goods or services. The amount of revenue reflects the consideration to which the Company expects to be entitled to receive in exchange for these goods or services. To achieve this core principle, the Company applies the following five steps: (1) identify the contract with the customer, (2) identify the performance obligations in the contract, (3) determine the transaction price, (4) allocate the transaction price to performance obligations in the contract, and (5) recognize revenue when or as the Company satisfies a performance obligation.

Costs to obtain the Company’s contracts are capitalized and amortized over the expected customer benefit period, and typically include commissions paid to external parties or distributors. Sales commissions are considered incremental costs in obtaining a new contract and thus are appropriately capitalized. Costs to fulfill the Company’s contracts, such as our overhead costs and third-party costs to manufacturers, do not meet the specified capitalization criteria (i.e., do not generate or enhance resources of the Company) and as such are expensed as incurred. Costs to obtain and fulfill the Company’s contracts were immaterial as of December 31, 2020 and 2019.

Segments

Operating segments are defined as components of an entity for which separate financial information is available and that is regularly reviewed by the Chief Operating Decision Maker (“CODM”) in deciding how to allocate resources to an individual segment and in assessing performance. The Company’s CODM is its Chief Executive Officer. The Company has determined that it operates in one operating segment, as the CODM reviews financial information presented on a combined basis for purposes of making operating decisions, allocating resources, and evaluating financial performance.

Recent Accounting Pronouncements

Adopted accounting standards

In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-02, Leases (Topic 842). This ASU requires a lessee to record, for all leases with a lease term of more than 12 months, an asset representing its right to use the underlying asset for the lease term and a liability to make lease payments. For leases with a lease term of 12 months or less, a practical expedient is available whereby a lessee may elect, by class of underlying asset, not to recognize a right-of-use asset or lease liability. A lessee making this accounting policy election would recognize lease expense over the term of the lease, generally in a straight-line pattern. This guidance is effective for financial statements issued for fiscal years beginning after December 15, 2020. Early adoption is permitted. In transition, a lessee and a lessor will recognize and measure leases at the beginning of the earliest period presented using a modified retrospective approach. The modified retrospective approach includes a number of optional practical expedients. These practical expedients relate to identifying and classifying leases that commenced before the effective date, initial direct costs for leases that commenced before the effective date, and the ability to use hindsight in evaluating lessee options to extend or terminate a lease or to purchase the underlying asset. ASU 2018-11 was issued in June 2018 that also permits entities to choose to initially apply ASU 2016-02 at the adoption date and recognize a cumulative-effect adjustment to the opening balance of net assets in the period of adoption.

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The Company early adopted ASC 842 as of January 1, 2020 using the modified retrospective method which did not require it to restate prior periods and did not have an impact on retained earnings. The Company has elected the “package of 3” practical expedients permitted under the transition guidance which eliminates the requirements to reassess prior conclusions about lease identification, lease classification, and initial direct costs. The Company also adopted an accounting policy which provides that leases with an initial term of 12 months or less and no purchase option that the Company is reasonably certain of exercising will not be included within the lease right-of-use assets and lease liabilities on its Consolidated Balance Sheets. The Company elected an accounting policy to combine the non-lease components (which include common area maintenance, taxes and insurance) with the related lease component. The Company elected to apply this practical expedient to all asset classes upon the adoption of ASC 842.

At the inception of an arrangement, the Company determines whether the arrangement is or contains a lease based on the circumstances present. Leases with a term greater than one year are recognized on the Consolidated Balance Sheets as right-of-use assets, lease liabilities, and, if applicable, long-term lease liabilities. The Company includes renewal options to extend the lease in the lease term where it is reasonably certain that it will exercise these options. Lease liabilities and the corresponding right-of-use assets are recorded based on the present values of lease payments over the lease terms. The interest rate implicit in lease contracts is typically not readily determinable. As such, the Company utilizes the appropriate incremental borrowing rates, which are the rates that would be incurred to borrow on a collateralized basis, over similar terms, amounts equal to the lease payments in a similar economic environment. Variable payments that do not depend on a rate or index are not included in the lease liability and are recognized as incurred. Lease contracts do not include residual value guarantees nor do they include restrictions or other covenants. Certain adjustments to the right-of-use assets may be required for items such as initial direct costs paid, incentives received, or lease prepayments. If significant events, changes in circumstances, or other events indicate that the lease term or other inputs have changed, the Company would reassess lease classification, remeasure the lease liability by using revised inputs as of the reassessment date, and adjust the right-of-use asset.

See the Commitments and Contingencies footnote (Note 6) for the effects of the adoption of this ASU on the Company’s financial statements.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments — Credit Losses (Topic 326). The ASU changes the impairment model for most financial assets that are measured at amortized cost and certain other instruments from an incurred loss model to an expected loss model. Entities will be required to estimate credit losses over the entire contractual term of an instrument. The ASU includes financial assets recorded at amortized cost basis such as loan receivables, trade and certain other receivables as well as certain off-balance sheet credit exposures such as loan commitments and financial guarantees. The ASU does not apply to financial assets measured at fair value, and loans and receivables between entities under common control. The ASU is effective for fiscal years beginning after December 15, 2022. Early adoption may be selected for fiscal years beginning after December 15, 2018. An entity must apply the amendments in the ASU through a cumulative-effect adjustment to net assets as of the beginning of the first reporting period in which the guidance is effective except for certain exclusions.

The Company early adopted ASU 2016-13 as of January 1, 2020. The adoption primarily impacts the Company’s trade receivables and grant receivables in relation to sales made by our subsidiary, NanoAvionika. The Company monitors its credit exposure through active review of customer balances. The Company’s expected loss methodology for accounts receivable is developed using historical collection experience, current and future economic and market conditions and a review of the current status of customers’ account balances. Historical credit losses have not been significant due to the financial stability and creditworthiness of our limited number of customers. The Company considers credit losses immaterial to our business and, therefore, have not provided all of the disclosures otherwise required by the standard.

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Accounting standards to be adopted in future periods

In August 2020, the FASB issued ASU 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, to reduce complexity in applying GAAP to certain financial instruments with characteristics of liabilities and equity. The guidance in ASU 2020-06 simplifies the accounting for convertible debt and convertible preferred stock by removing the requirements to separately present certain conversion features in equity. The amendments in ASU 2020-06 are effective for public entities that meet the definition of an SEC filer, excluding smaller reporting companies as defined by the SEC, for fiscal years beginning after December 15, 2021. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2023. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020. Entities should adopt the guidance as of the beginning of the fiscal year of adoption and cannot adopt the guidance in an interim reporting period. The new standard will be effective in the first quarter of 2021. The Company is currently evaluating the impact the standard will have on the consolidated financial statements.

3.	Property and Equipment

Property and equipment, net consisted of the following at December 31, 2020 and 2019 (in thousands):

	2020	2019
Computers, software, and equipment	$1,707	$699
Leasehold improvements	3,536	340
Satellite antenna	1,338	293
Test and lab equipment	2,666	—
Phased array test facility	704	234
Assembly and integration equipment	616	—
Furniture and fixtures	338	268
Vehicles	67	67
Property and equipment	10,972	1,901
Accumulated depreciation	(915)	(216)
Property and equipment, net	10,057	1,685

BlueWalker 3 Satellite – construction in progress	27,013	2,097
Total property and equipment, net	$37,070	$3,782

Depreciation expense for the years ended December 31, 2020 and 2019 was $0.7 million and $0.2 million, respectively. In addition, the Company is currently manufacturing, testing and integrating its Blue Walker 3 Test Satellite. As of December 31, 2020, the Company incurred $27 million relating to this effort.

4.	Common Stock

Pursuant to the Fourth Amended and Restated Limited Liability Company Operating Agreement dated February 4, 2020, the Company is authorized to issue a total of 10,000,000 common shares, of which 5,500,840 common shares were issued and outstanding at December 31, 2020 and 4,499,160 common shares were available for future issuance at December 31, 2020.

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The holders of common shares are entitled to one vote for each common share held at all meetings of Shareholders. Holders of common shares may receive distributions at the sole discretion of the Board of Directors.

The Company reserved the following shares of common stock for future issuance as of December 31, 2020 and 2019:

	December 31, 2020	December 31, 2019
Convertible preferred stock	3,449,959	1,458,308
Options outstanding	815,233	635,730
Options available for future grants	67,488	242,832
Total common shares reserved for future issuance	4,332,680	2,336,870

5.	Convertible Preferred Stock

On June 26, 2018, the Company entered into a Series A Preferred Stock Purchase Agreement. Under the Agreement, the Company issued an aggregate of 684,932 shares of Series A Preferred Stock (“Series A”) at a purchase price of $14.60 per share for aggregate proceeds of $10 million. The Company incurred issuance costs of approximately $0.6 million in connection with the issuance of the Series A Preferred Shares.

On October 16, 2019, the Company entered into a Series B Preferred Stock Purchase Agreement. Under the Agreement, the Company issued an aggregate of 773,376 shares (the “Initial Series B Issuance”) of Series B Preferred Stock (“Series B”) at a purchase price of $40.08 per share for aggregate proceeds of $31 million. The proceeds are presented net of incurred issuance costs of approximately $2.1 million in connection with the issuance of the Series B Preferred Shares.

In connection with the Initial Series B Issuance, the Company entered into a commercial agreement on October 26, 2019 with Vodafone Ventures Limited (“Vodafone”), whereby Vodafone is provided exclusivity to operate the AST commercial service in agreed upon markets as defined in the agreement. As part of this agreement, Vodafone will promote the service as an element of its normal business and the Company is provided a 50/50 revenue share for all services enabled by the Company’s SpaceMobile satellite segment. The term of the agreement is five (5) years starting with the initial launch of commercial service based on the Phase 3 constellation anticipated in 2023. The Vodafone Agreement is considered a collaborative arrangement under ASC 808 as both parties are active participants and share in the significant risks and rewards of the activities. The Company will not assign any value to the Vodafone Agreement at inception and will recognize their share of expenses as they are performed up to the time the activities are revenue generating. For the years ended December 31, 2020 and 2019, the Company has not recognized any revenue under the Vodafone collaborative arrangement.

On February 14, 2020, the Company entered into a Series B Preferred Stock Purchase Agreement. Under the Agreement, the Company issued an aggregate of 1,966,704 shares (the “Second Series B Issuance”) of Series B Preferred Stock at a purchase price of $40.08 per share for aggregate proceeds of $78.8 million (the “Rakuten Shares”) to Rakuten. In conjunction with the Second Series B Issuance, the Company also entered into a commercial agreement with Rakuten (the “Rakuten Commercial Agreement”) (see Note 13). The Rakuten Commercial Agreement requires that the Company adhere to certain key performance indicators (“KPIs”) beginning on September 30, 2023 (the “First Measurement Date”) and December 31, 2024 (the “Second Measurement Date”). If the Company is unable to meet or exceed these KPIs on the First Measurement Date or the Second Measurement Date, or voluntarily or involuntary becomes subject to bankruptcy proceedings, Rakuten will have the option to require the Company to redeem the Rakuten Shares at the redemption price of $30 per share (the “Rakuten Redemption Clause”). Rakuten’s redemption rights will be extended for a period of no later than 6 months if the Company’s failure to meet the KPIs as required arises from any failure or delays in obtaining any governmental or third party approvals required in connection with the launch of the SpaceMobile Service (see Note 13) or in connection with the delivery of the KPIs. The Rakuten shares carry the same terms as the previously issued shares of Series B Preferred Stock, other than the Rakuten Redemption Clause noted herein. Upon issuance, the Rakuten Shares were classified outside of members’ equity, within mezzanine equity, because the Rakuten Redemption Clause was not solely within the control of the Company.

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On December 15, 2020 (the “Amendment Date”), the Company executed the Amended and Restated Commercial Agreement (the “A&R Commercial Agreement”) with Rakuten, which amended the Rakuten Commercial Agreement. The A&R Commercial Agreement removes the Rakuten Redemption Clause from the Rakuten Shares and replaces it with a one-time cash payment penalty (the “Penalty Payment”) of $10 million. The Penalty Payment is payable upon the Company’s failure to meet the KPIs at the measurement dates originally established in the Rakuten Commercial Agreement.

The amendment to Rakuten Commercial Agreement to replace the Rakuten Redemption Clause with the Penalty Payment was accounted for as a modification of the Rakuten Shares for accounting purposes. In making this determination, the Company considered the significance of the revisions to existing contractual terms. These revisions were not considered qualitatively or quantitatively significant as the redemption clause was not deemed probable to be triggered when the shares were originally issued or as of the amendment date. The Company determined that any incremental difference in the fair value of the shares as a result of the modification was de minimis, and accordingly, the carrying value remained unchanged. Additionally, as the Rakuten Redemption Clause was removed as part of the A&R Commercial Agreement, the Rakuten Shares are no longer redeemable outside of the control of the Company and have been reclassified from temporary to permanent equity. The Penalty Payment, which replaced the Rakuten Redemption Clause, is considered a revenue component of the A&R Commercial Agreement accounted for under ASC 606. The Company considers this a form of variable consideration which is fully constrained as of execution of the A&R Commercial Agreement as well as of December 31, 2020.

On March 1, 2020, the Company entered into another Series B Preferred Stock Purchase Agreement with Samsung Next Fund LLC. Under the Agreement, the Company issued an aggregate of 24,947 shares (the “Third Series B Issuance”) of Series B Preferred Stock for a purchase price of $40.08 per share for aggregate proceeds of $1 million. The Samsung shares carry the same terms as the previously issued shares of Series B Preferred Stock.

As of December 31, 2020, the Company has $8.8 million in aggregate preferred cumulative dividends equal to $3.19 per share.

As of December 31, 2020, the Series A and Series B Preferred Stock have the following rights, preferences and privileges:

Conversion Rights

Each share of Series A and Series B Preferred Stock is convertible at the option of the holder at any time after the date of issuance. The number of shares of common stock to be issued in the event of a conversion is determined by dividing the original issue price of $14.60 for the Series A preferred stock and $40.08 for the Series B preferred stock by the conversion price of then in effect for Series A preferred stock and Series B preferred stock. The conversion price for Series A preferred stock was initially $14.60 and Series B preferred stock was initially $40.08, subject to adjustment under certain circumstances, including but not limited to certain additional issuances of common shares.

The Series A Preferred Stock and Series B Preferred Stock automatically converts at the either (a) the closing of a Qualified IPO, all outstanding Series A Preferred Shares and Series B Preferred Shares shall automatically be converted into Common Shares, at the then effective Series A Conversion Price and Series B Conversion Price or (b) at the election of the Required Series A Holders and Required Series B Holders, all or any portion of the outstanding Series A Preferred Shares and Series B Preferred Shares shall automatically be converted into Common Shares, at the then effective Series A Conversion Price and Series B Conversion Price.

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Liquidation Preference

Upon liquidation, dissolution, or winding-up of the Company, or a merger, consolidation, lease or transfer of the Company (a “Deemed Liquidation Event”), shareholders of Series A Preferred stock and Series B Preferred Stock are entitled to receive a liquidation preference, first, to each holder of Series B Preferred Shares on a pari passu basis in proportion to amounts distributable, until each holder of Series B Preferred Shares has received, in the aggregate, the greater of (i) cumulative distributions equal to one (1) times the Series B Original Issue Price paid by such holder in respect of each of such holder’s Series B Preferred Shares, plus any accrued but unpaid dividends or (ii) distributions that would have been made to such holder had its Series B Preferred Shares been converted into Common Shares prior the distribution; and second, to each holder of Series A Preferred Shares on a pari passu basis in proportion to amounts distributable, until each holder of Series A Preferred Shares has received, in the aggregate, the greater of (i) cumulative distributions equal to two (2) times the Series A Original Issue Price paid by such holder in respect of each of such holder’s Series A Preferred Shares; or (ii) distributions that would have been made to such holder had its Series A Preferred Shares been converted into Common Shares prior the distribution; and thereafter, to all holders of Common Shares, pro rata, in proportion to their percentage interests.

Dividends

Subject to the terms of the Dissolution or Deemed Liquidation Event, the Board of Directors may, in its sole discretion with the consent of the Required Series A Holders, cause the Company to distribute cash or property from time to time to the Shareholders in such amounts as the Board of Directors deems appropriate. Any such distributions shall be made to the Shareholders, pro rata, in proportion to their percentage interests. As of December 31, 2020 and 2019, no dividends have been paid or declared.

The Company shall not declare, pay or set aside any dividends on any class or series of Shares unless the holders of the Series B Preferred Shares then outstanding shall first receive, on a pro rata basis, a dividend on each outstanding share of the Series B Preferred Shares equaling the greater of (i) eight percent (8%) of the Series B Original Issue Price and (ii) the corresponding dividend the holder of the Series B Preferred Shares would receive on an as-converted to Common Share basis. The foregoing dividend shall be cumulative (non-compounding) and will accrue daily and be payable when declared or upon a Deemed Liquidation Event.

Voting Rights

Except as provided by law or by other provisions of the Preferred Stock Agreements, Preferred Stock and common stockholders’ vote together as one class on an “as-converted basis”. On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation, each holder of Series A Preferred Stock and Series B Preferred Stock is entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Series A Preferred Stock and Series B Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. The holders of the shares of Series A Preferred Stock, exclusively and as a separate class, are entitled to elect 1 director of the Corporation. The holders of the shares of Series B Preferred Stock, exclusively and as a separate class, are entitled to elect 1 director of the Corporation. The holders of the shares of Common Stock, exclusively and as a separate class, are entitled to elect 2 directors of the Corporation.

6.	Commitments and Contingencies

On November 13, 2018, the Company entered into both an Economic Development Agreement (the “EDA”) and a sublease agreement with Midland Development Corporation. The premise of the EDA was to create jobs in the Midland Texas area, as well as, to have AST improve the land, office and hangar spaces at the Midland International Air & Space Port in Midland, Texas.

The rentable spaces included office space (44,988 SF), hangar A (28,480 SF), hangar B (11,900 SF), and land (approximately 238,000 SF). The term of the lease commenced on November 21, 2018 and extends through November 20, 2033. Pursuant to the agreement, the base rental payments for the first five years will be abated, provided that the Company prepays the rent in each period and achieves an increasing level of financial commitments, measured annually on March 31st of each of the first five years of the lease. The Company can qualify for an additional five years (years six through ten of the term) of abatements which are contingent upon the Company achieving its commitments through the first five years of the lease and maintaining or exceeding those year five commitment levels in years six through year ten of the term. These commitments include 1) the total number of full-time jobs and the related annual payroll costs and 2) cumulative capital investments in personal property and improvements to the existing land/structures. The Company recognizes the lease reimbursements as an offset to the lease asset, liability and rent expense for the related reimbursable month when the contingency is probable of being resolved.

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The Company’s other outstanding operating leasehold obligations include additional office space in Maryland, Illinois, Spain, Israel, United Kingdom and Lithuania. The Company’s leases have established fixed payment terms which are subject to annual rent increases throughout the term of each lease agreement. The Company’s lease agreements have varying non-cancellable rental periods which include options for the Company to extend portions of its lease terms. Management considered that it was not reasonably certain to exercise any extension options present in its lease arrangements that are outstanding as of the adoption date, with the exception of the Texas sublease. In addition, the Company’s leases have similar terms in which they may terminate the lease prior to the end date but must provide advanced notice. The Company is not reasonably certain to exercise the right to terminate their agreements.

Based on an evaluation of the impact of the adoption of ASC 842, the Company determined that it will apply the modified retrospective approach, in which the Company will not adjust comparative periods. There was no cumulative-effect adjustment to the opening balance of retained earnings. As of the adoption date on January 1, 2020, the Company recognized a right-of-use asset and lease liability of $6.4 million. The Company identified and assessed significant assumptions in recognizing the right-of-use asset and lease liability on January 1, 2020 as follows:

Incremental Borrowing Rate

The Company derives its incremental borrowing rate from information available at the lease commencement date in determining the present value of lease payments. The incremental borrowing rate represents a collateralized rate of interest the Company would have to pay to borrow over a similar term an amount equal to the lease payments in a similar economic environment. The Company’s lease agreements do not provide implicit rates. As the Company did not have any external borrowings at the transition date with comparable terms to its lease agreements, the Company estimated its incremental borrowing rate based on the lowest grade of debt available in the marketplace for the same term as the associated lease(s). The Company elected to use an 11.9% discount rate for its main, shorter-term operating leases (generally two (2) to five (5) year leases). For the Texas sublease, which is greater than 10 years, the Company elected to use a 15% discount rate. The weighted average discount rate at December 31, 2020 is 14%.

Operating Leases

The components of lease expense were as follows (in thousands):

Year Ended December 31, 2020
Short-term operating lease expense	$41
Operating lease expense	301
Total lease expense	$342

Additional lease information is summarized in the following table (in thousands, except lease term and discount rate):

Year Ended December 31, 2020
Cash paid for amounts included in the measurement of operating lease liabilities	$349
Operating right-of-use assets obtained in exchange for lease obligations	$759
Weighted-average remaining lease term – operating leases (years)	11.3
Weighted-average discount rate – operating leases	14%

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Maturities of lease liabilities as of December 31, 2020 are as follows (in thousands):

Year ending December 31,	Amount
2021	$1,432
2022	1,294
2023	1,310
2024	1,257
2025	1,156
Thereafter	7,701
Total lease payments	14,151
Less effects of discounting	(7,106)
Present value of lease liabilities	$7,045

Under the prior lease standard (ASC 840), as of December 31, 2019 future minimum lease payments under operating leases were as follows:

Year ending December 31,	Amount
2020	$1,174
2021	1,174
2022	1,045
2023	1,047
2024	983
Thereafter	8,678
Total minimum lease payments	$14,101

Lease balances as of December 31, 2020 are as follows (in thousands):

Operating lease right-of-use assets	$7,045
Short-term operating lease liabilities	$504
Non-current operating lease liabilities	6,541
Total operating lease liabilities	$7,045

Net rent expense under operating lease arrangements at the Company was $0.3 million for the year ended December 31, 2020. Net rent expense reported under ASC 840 was $0.2 million for the year ended December 31, 2019.

Legal Proceedings

The Company is not a party to any material litigation and does not have contingency reserves established for any litigation liabilities as of December 31, 2020 and 2019.

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7.	Goodwill and Intangible Assets

Goodwill

The change in the carrying amount of goodwill for the years ended December 31, 2020 and 2019 is summarized as follows (in thousands):

	2020	2019
Balance at beginning of the year	$3,593	$3,666
Acquisitions	—	—
Translation adjustments	319	(73)
Balance at the end of the year	$3,912	$3,593

Intangible Assets

Identified intangible assets are comprised of the following as of December 31, 2020 and 2019 (in thousands):

	Useful Lives	2020	2019
Intangible assets subject to amortization:
Developed technology	5	$1,161	$1,067
Trademarks and domain name	15	23	—
Total gross intangible assets subject to amortization		$1,184	$1,067
Accumulated amortization		(658)	(395)
Total net intangible assets subject to amortization		$526	$672

The aggregate amortization expense for the years ended December 31, 2020 and 2019 was $0.2 million . Based on the carrying value of identified intangible assets recorded at December 31, 2020, and assuming no subsequent impairment of the underlying assets, the amortization expense is expected to be as follows (in thousands):

Fiscal Year	Amortization Expense
2021	$234
2022	234
2023	40
2024	2
2025 and Thereafter	16
$526

Impairments

In the fourth quarter of 2020, the Company performed its annual goodwill impairment test and completed a quantitative assessment for the Nano reporting unit. The fair value of the Nano reporting unit was based upon an equal weighting of the income and market approaches, utilizing estimated cash flows and a terminal value, discounted at a rate of return that reflects the relative risk of the cash flows, as well as valuation multiples derived from comparable publicly traded companies that are applied to operating performance of the reporting unit. There was no impairment as a result of the annual test performed in the fourth quarter of 2020.

In the fourth quarter of 2019, the Company performed the annual goodwill impairment test and completed a qualitative assessment for the Nano reporting unit. This qualitative assessment included reviewing factors such as macroeconomic conditions, industry and market considerations, cost factors, entity-specific financial performance and other events, such as changes in the Company’s management or strategy. There was no impairment as a result of the annual test performed in the fourth quarter of 2019.

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The Company is required to evaluate long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable. The Company routinely assesses whether impairment indicators are present. As of December 31, 2020 or 2019, no impairment charges were recorded.

8.	Accrued Expenses and Other Current Liabilities

As of December 31, 2020, accrued expenses includes accruals relating to the construction in process of $1.6 million and accrued payroll of $1.0 million. The remaining balance within the account relates to other general accruals.

As of December 31, 2019, accrued expenses includes transaction costs of $1.8 million, incurred in connection with the issuance of Series B Preferred Stock in the Initial Closing and subsequently paid in March 2020.

9.	Revenue

Disaggregation of Revenue

The Company’s subsidiary, NanoAvionika, recognizes revenue related to sales of manufactured small satellites and their components as well as launch related services. In general, the Company recognizes revenue for services provided over time as the Company’s performance does not result in an asset with an alternative use and the Company is entitled to be compensated for performance completed to date. The Company recognizes revenue for services provided over time based on an output method, under which the total value of revenue is recognized based on each contract’s deliverable(s) as they are completed and when value is transferred to a customer. Certain of the Company’s performance obligations do not meet the criteria for over time recognition. In these scenarios, the Company recognizes revenue upon transfer of control of the performance obligation to the customer. Revenue recognized over time versus revenue recognized upon transfer for the periods ending December 31, 2020 and 2019 was as follows (in thousands):

	2020	2019
Revenue from performance obligations recognized over time	$5,037	$1,236
Revenue from performance obligations recognized at point-in-time transfer	930	178
Total	$5,967	$1,414

Contract Balances

Contract assets relate to our conditional right to consideration for our completed performance under the contract. Contract liabilities relates to payments received in advance of performance under the contract. Contract liabilities (i.e., deferred revenue) are recognized as revenue as (or when) the Company perform under the contract. During the years ended December 31, 2020 and 2019, the Company recognized approximately $0.6 million and $0.4 million, respectively, of revenue related to its deferred revenue balance at January 1, 2020 and 2019, respectively.

As of December 31, 2020 and 2019, the Company had deferred revenue of $3.4 million and $0.9 million, respectively, classified in current liabilities related to performance obligations that have not yet been satisfied. The Company expects to recognize the revenue associated with satisfying these performance obligations within the next 12 months.

Accounts Receivable

The Company receives payments from customers based on a billing schedule as established in our contracts. Accounts receivable includes amounts billed and currently due from customers. Accounts receivable are recorded when the right to consideration becomes unconditional. The Company did not reserve an allowance for doubtful accounts for the years ended December 31, 2020 and 2019 given historical experience and management’s evaluation of outstanding accounts receivable at the end of the fiscal year.

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10.	Share-Based Compensation

Share-Based Compensation Expense

Share-based compensation, measured at the grant date based on the fair value of the award, is typically recognized ratably over the requisite services period, using the straight-line method of expense attribution. The Company recorded share-based compensation expense in the following expense categories of its consolidated statements of operations and comprehensive loss (in thousands):

	2020	2019
Engineering services	$211	$68
General and administrative costs	72	64
BlueWalker 3 Satellite – construction in progress	7	—
Total	$290	$132

Equity Incentive Plan

Under the 2019 Equity Incentive Plan (“Option Plan”), the Company is authorized to issue ordinary shares, as well as options exercisable for ordinary shares, as incentives to its employees, consultants, and members of its Board of Directors. The issuance of share options and ordinary shares is administered by the Board of Directors using standardized share option and share subscription agreements.

There are two types of options granted under the Option Plan: (1) service-based options and (2) performance-based options. Service-based options typically vest over a five year service period with 20% of the award vesting on the first anniversary of the employee’s commencement date, and the balance thereafter in 48 equal monthly installments. Certain service-based options also provide for accelerated vesting if there is a change in control or other performance condition as defined by the Option Plan. Performance-based options typically vest on the earliest date that any of the following occurs: (i) the Company effects an initial public offering and becomes a reporting company, (ii) the Company experiences a change of control, or (iii) other specified performance conditions. Both service-based and performance-based options typically expire no later than 10 years from the date of grant.

As of December 31, 2020, the Company was authorized to issue a total of 883,561 ordinary service-based and performance-based shares under a reserve set aside for equity awards. As of December 31, 2020, there were 67,488 ordinary shares available for future issuance and 815,233 options outstanding.

The following table summarizes the Company’s option activity for the year ended December 31, 2020:

	Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (years)
Outstanding at December 31, 2019	635,730	$0.93	—
Granted	263,600	8.71	—
Exercised	(840)	0.93	—
Cancelled or forfeited	(83,257)	6.04	—
Outstanding at December 31, 2020	815,233	$2.92	2.04
Options exercisable as of December 31, 2020	365,174	$1.27	2.03
Vested and expected to vest at December 31, 2020	815,233	$2.92	2.04

On May 20, 2020, the Board approved the issuance of 248,600 non-statutory common share option grants under the 2019 Equity Incentive Plan. On November 14, 2020, the Board approved the issuance of 15,000 performance-based option grants, for which 100% of the shares fully vest on the date of the launch of the Company’s Blue Walker 3 test satellite. The weighted average grant date fair value of share options granted was $4.76 per share, with an aggregate fair value of $1.3 million for the year ended December 31, 2020. The Company recorded share-based compensation expense of $0.3 million for the year ended December 31, 2020, with a portion capitalized to BlueWalker 3 satellite construction-in-progress on the Consolidated Balance Sheets.

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During the twelve months ended December 31, 2020, the Company granted 181,600 service-based options for the purchase of an aggregate of 42 service-based awards, and the Company granted 82,000 performance-based options for the purchase of an aggregate of 7 performance-based awards. Performance-based conditions vary by employee contract and may include triggers pertaining to successful completion of Company initiatives, transactions, or change-in-control clauses. The Company concluded that the performance conditions associated with 2 of these performance-based awards were probable as of the grant dates, and therefore began to recognize expense at the time of the grant of the award. The Company recorded expense of less than $0.1 million during the twelve months ended December 31, 2020 related to these 2 performance awards, which includes the acceleration of vesting expense. For the remaining 5 performance-based awards, the Company determined that the achievement of the performance targets was not probable as of the grant dates and as of the reporting date, and therefore has not recognized any expense related to these awards during the year ended December 31, 2020. The total unrecognized compensation expense for these performance awards was $0.4 million for the year ended December 31, 2020.

The following table summarizes the Company’s unvested option activity for the year ended December 31, 2020:

	Number of Shares	Weighted- Average Grant Date Fair Value
Unvested at December 31, 2019	410,044	$0.59
Granted	263,600	4.76
Vested	(153,440)	1.24
Forfeited	(70,146)	3.30
Unvested at December 31, 2020	450,058	$2.37

For the year ended December 31, 2020, total unrecognized compensation expense related to the unvested employee and director share-based awards was $1.0 million, which is expected to be recognized over a weighted average period of 1.82 years.

The Company estimates the fair value of the stock-based awards to employees and non-employees using the Black-Scholes option pricing model, which requires the input of subjective assumptions, including (i) the expected volatility of our stock, (ii) the expected term of the award, (iii) the risk-free interest rate, and (iv) any expected dividends. Due to the lack of company-specific historical and implied volatility data, the Company based the estimate of expected volatility on the estimated and expected volatilities of a representative group of publicly traded companies. For these analyses, the Company selects companies with comparable characteristics including enterprise value, risk profiles, position within the industry, and with historical share price information sufficient to meet the expected life of the stock-based awards. The Company computes the historical volatility data using the daily closing prices for the selected companies’ shares during the equivalent period of the calculated expected term of the stock-based awards. The Company will continue to apply this process until a sufficient amount of historical information regarding the volatility of the Company’s stock price becomes available. For awards that qualify as “plain-vanilla” options, the Company estimates the expected life of the employee stock options using the “simplified” method, whereby, the expected life equals the average of the vesting term and the original contractual term of the option. The expected term of stock options granted to non-employees is equal to the contractual term of the option award. The risk-free interest rate is determined by reference to the U.S. Treasury yield curve in effect at the time of grant of the award for time periods approximately equal to the expected term of the award. Expected dividend yield is based on the fact that the Company has never paid cash dividends and does not expect to pay any cash dividends in the foreseeable future. The Company elects to account for forfeitures as they occur rather than apply an estimated forfeiture rate to share based payment expense.

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The following table presents, on a weighted average basis, the assumptions used in the Black-Scholes option pricing model to determine the fair value of share options granted to employees and directors:

	2020	2019
Exercise price	$8.71	$0.93
Fair market value	$4.83	$0.58 – $0.59
Expected dividend yield	0.0%	0.0%
Expected term (in years)	6.32	5.60 – 6.20
Expected volatility	60.00%	70.00%
Weighted-average risk-free rate	0.43%	2.21% – 2.45%

11.	Net Loss Per Share

The Company presents basic net loss per share using the two-class method. The two-class method is an earnings allocation formula that treats a participating security as having rights to earnings that otherwise would have been available to common stockholders and that determines basic net loss per share for each class of common stock and participating security according to dividends declared (or accumulated) and participation rights in undistributed earnings that would have been available to common stockholders. A participating security is defined as a security that may participate in undistributed earnings with common stock. The Company’s capital structure includes securities that participate with common stock on a one-for-one basis for distribution of dividends. These are the Series B Preferred Stock and the Series A Preferred Stock. The Company determines the diluted net income per share by using the more dilutive of the two-class method or the treasury stock method and by including the basic weighted average of the outstanding preferred shares in the calculation of diluted net income per share under the two-class method and including all potential common shares assumed issued in the calculation of diluted net income per share under the treasury stock method.

The following table sets forth the computation of basic and diluted net loss per share:

	Fiscal Year Ended December 31,
	2020	2019
	(dollars in thousands, except per share amounts)
Numerator – basic and diluted:
Net loss attributable to AST & Science	$(24,061)	$(10,885)
Cumulative convertible preferred stock dividends	(8,290)	(523)
Income available to common shareholders	(32,351)	(11,408)
Denominator – basic and diluted:
Shares used in computing net loss per share attributable to common stockholders	5,500,404	5,500,000
Basic and diluted net loss per share attributable to common stockholders	$(5.88)	$(2.07)

For the year ended December 31, 2020, 3,449,959 shares of preferred stock convertible into common stock and 815,233 shares of underlying stock options were excluded from the calculation of diluted earnings per share as their effect on the calculation would have been anti-dilutive.

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12.	Related Parties

On December 15, 2017, the Company exchanged 110,000 common shares for a $0.1 million promissory note receivable due from an executive officer of the Company. The note receivable accrues interest monthly at a rate of two percent and is payable on December 15, 2027 or upon a Deemed Liquidation event. As the executive officer paid fair value for the shares, the Company determined that the transaction would be presented as a reduction to Members’ Equity. The executive officer repaid all amounts outstanding relating to the promissory note receivable in December 2020.

On July 11, 2019, the Company entered into a promissory note agreement with the Founder and Chief Executive Officer of AST (the “Founder Note”). Under the terms of the original and amended agreement dated September 10, 2019, the principal amount borrowed by the Company was $1.75 million bearing interest at 2.37% per annum. The balance outstanding under the Founder Note was $1.75 million and interest expense related to the Founder Note was less than $0.1 million for the year ended December 31, 2020. The Company repaid all amounts outstanding relating to the Founder Note on March 3, 2020.

On March 1, 2018, NanoAvionika entered into the Option Agreement with InMotion Holdings, LLC, a Delaware limited liability company wholly-owned by AST’s Chief Executive Officer and Chairman of the Board, Abel Avellan, whereby Nano granted InMotion 2,919 option shares in connection with a Service Agreement between Nano and InMotion dated March 1, 2018 (the “Services Agreement”) pursuant to which InMotion is to provide consulting services to Nano. The option shares vest over a three-year period and for so long as the Service Agreement is in effect. In addition, the options shares are only exercisable upon a change of control. For this reason, the Company has not recognized any expense related to the grant of these shares. For such consulting services, InMotion is also entitled to receive, but has never billed to or collected from Nano a management fee totaling $15,000 per month.

On January 20, 2020, the Company entered into the Support Services Agreement with Finser Corporation (“Finser”), which is part of the Cisneros Group of Companies, of which a member of the Board of Directors is the Chief Executive Officer, whereby Finser will provide the Company consulting and administrative support services. The Company incurred $0.2 million in consulting services for the year ended December 31, 2020, which were included within the general and administrative expenses on the Consolidated Statement of Operations.

13.	Significant Agreements

Launch Services Agreement with GK Launch Services

On July 17, 2020, the Company entered into an agreement with GK Launch Services (“the Contractor”) as part of the testing and development of the BlueWalker 3 Satellite (the “Launch Services Agreement”). Under the Launch Services Agreement, the Contractor will provide payload and launch services for the BlueWalker 3 Satellite. The Company has agreed to pay the Contractor up to $7.8 million in exchange for its services on a milestone-based schedule, commencing at the inception of the contract and continuing until the Company’s final acceptance of the results of the launch services. In July 2020, the Company paid the Contractor an upfront, nonrefundable amount of $1.6 million. In September 2020, the Company paid the Contractor an additional nonrefundable installment of $1.2 million. Total additional payments of $5.0 million are due to the Contractor beginning in 2021 based on the completion of certain contingent milestones and the completion of services.

The Company may terminate the Launch Services Agreement at any time, without obligation to pay future milestone payments, unless the Contractor has commenced services in relation to that milestone, in which case the Company must pay a portion of that future milestone payment proportionate to the services provided to-date. In the event of termination, the Contractor is entitled to retain all payments made by the Company for any milestones achieved to-date. As of December 31, 2020, the Company classified $3.6 million of costs incurred made to-date within BlueWalker 3 Satellite – Construction in progress on the Consolidated Balance Sheets.

Rakuten Commercial Agreement and Amended and Restated Commercial Agreement

In connection with the Second Series B Issuance, the Company entered into a commercial agreement on February 14, 2020 (the “Rakuten Commercial Agreement”) with Rakuten, whereby Rakuten will receive unlimited exclusive rights and usage of the AST Satellite Constellation capacity in Japan and AST will receive a fixed $0.5 million annual maintenance fee payable to the Company upon the launch of such coverage. The Company does not expect to launch the AST Satellite Constellation capacity in Japan until 2023.

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The terms of the Rakuten Commercial Agreement will continue for so long as Rakuten owns a majority of the Series B Preferred Stock or the equity interest into which those shares convert (see Note 5). The Rakuten Agreement also provides that Rakuten will receive preferential commercial terms in certain Rakuten partner markets where the SpaceMobile Service will be made to cellular subscribers.

The Company has determined that its sole performance obligation in the Rakuten Commercial Agreement is to provide the unlimited exclusive rights and usage of the AST Satellite Constellation capacity in Japan over the contract term, which includes the maintenance of Rakuten’s earth stations in Japan, commencing on the date of coverage launch (the “Coverage Term”). The Company will therefore recognize the annual payments associated with the exclusive rights and maintenance over the Coverage Term using a time-based measure toward complete satisfaction of the performance obligation. During the year ended December 31, 2020, the Company did not receive any payments or recognize any revenue pursuant to the Rakuten Commercial Agreement.

On December 15, 2020, the Company executed the Amended and Restated Commercial Agreement (the “A&R Commercial Agreement”). The A&R Commercial Agreement did not substantively impact the terms of the Rakuten Commercial Agreement except the Rakuten Redemption Clause as described in Note 5.

Dialog Design and Manufacturing Agreement

On September 29, 2020, the Company entered into a Design and Manufacturing Agreement with Dialog Semiconductor Operations Services Ltd (“Dialog”). Dialog will provide the delivery of design and supply chain services for four radio-frequency integrated circuits (“RFICs”), in addition to materials, facilities, and equipment required for the design and validation of these RFICs.

The Company has agreed to pay Dialog up to $7.0 million for its services on a milestone-based schedule, commencing with $0.5 million due to Dialog at project start, with an additional $3.6 million due in the first two stages of the SOW (design and qualification). Additionally, the Company has agreed to pay $2.9 million under an optional third stage (production), including the purchase of production units from Dialog, under the condition that the Company completes an additional financing. The Company incurred $0.8 million in costs related to this during the year ended December 31, 2020, which have been recorded to Research and development costs in the Consolidated Statement of Operations.

Equity Purchase Agreement

On December 15, 2020, the Company entered into an equity purchase agreement (the “Equity Purchase Agreement”) with New Providence Acquisition Corp. (“NPA”), a blank check company formed as a Delaware corporation, whereby AST and NPA will enter into a business combination transaction (the “Business Combination”), subject to approval of NPA’s current shareholders to affect the merger.

14.	Subsequent Events

The Company has evaluated subsequent events for financial statement purposes occurring through February 26, 2021, the date these financial statements were issued, and determined that no additional subsequent events had occurred that would require recognition in these financial statements and that all subsequent events that require disclosure have been disclosed.

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